METHODE ELECTRONICS, INC. REPORTS
FISCAL 2016 THIRD-QUARTER SALES AND EARNINGS

Repurchased 1.2 Million Shares Under Share Repurchase Program During Third Quarter

Chicago, IL -March 3, 2016 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for the Fiscal 2016 third quarter ended January 30, 2016.

Third Quarter Fiscal 2016
Methode's third-quarter Fiscal 2016 net sales decreased $21.4 million, or 10.4 percent, to $184.6 million from $206.0 million in the same quarter of Fiscal 2015. Year over year, currency rate fluctuations decreased net sales $2.9 million.

Net income decreased $9.9 million to $17.2 million, or $0.45 per share, in the third quarter of Fiscal 2016 from $27.1 million, or $0.68 per share, in the same period of Fiscal 2015.

Year over year, Fiscal 2016 third-quarter net income was negatively affected by:

•	lower sales across all segments, particularly Power Products;

•	pricing concessions in the Automotive segment;

•	manufacturing inefficiencies particularly in the Power Products segment;

•	increased expenses for legal and other professional fees of $3.2 million;

•	higher wage, benefit and stock award compensation expenses of $0.9 million; and

•	increased intangible asset amortization expense of $0.5 million.

Year over year, Fiscal 2016 third-quarter net income benefitted from:

•	lower income tax expense of $2.6 million;

•	favorable currency impact on raw materials and labor costs in foreign operations and favorable commodity pricing of raw materials in the Automotive segment; and

•	decreased raw material and direct labor costs in the Interface segment.

Consolidated gross margins as a percentage of sales declined to 25.8 percent in the Fiscal 2016 third quarter from 27.3 percent in the Fiscal 2015 period primarily as a result of manufacturing inefficiencies related to decreased sales, particularly in the Power Products segment, and pricing concessions in the Automotive segment, partially offset by a favorable currency impact on raw materials and labor costs, as well as favorable commodity pricing of raw materials.

Selling and administrative expenses as a percentage of sales increased to 14.1 percent for the Fiscal 2016 third quarter compared to 10.4 percent in the same period last year. Selling and administrative expenses

Methode Electronics, Inc. Reports Fiscal 2016 Third-Quarter Financial Results

increased $4.6 million, or 21.4 percent, to $26.1 million in the Fiscal 2016 third quarter compared to $21.5 million in the prior-year third quarter due primarily to higher legal, professional services, wages, benefits, stock award compensation and intangible asset amortization expenses.

In the Fiscal 2016 third quarter, income tax expense decreased $2.6 million to $5.5 million compared to $8.1 million in the Fiscal 2015 third quarter. The Company’s effective tax rate increased to 24.1 percent in the Fiscal 2016 third quarter from 23.0 percent in the previous third quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 third quarter to the same period of Fiscal 2015,

•	Net sales decreased 1.8 percent attributable to:

•
a 10.7 percent sales decline in North America due to lower volume of the Ford center console program, which substantially completed production at the end of Fiscal 2015, decreased transmission lead frame assembly product volume, as well as pricing concessions, partially offset by higher volume of the General Motors' center console program; partially offset by

•	a 4.0 percent sales increase in Europe primarily driven by increased hidden switch product volume, partially offset by unfavorable currency rate fluctuations; and

•
a 19.7 percent sales improvement in Asia as the result of greater transmission lead frame assembly, linear position sensor and interior lighting product volumes, partially offset by lower steering-angle sensor product volume and unfavorable currency rate fluctuations.

•
Gross margins as a percentage of sales improved to 26.9 percent from 26.3 percent due to favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs, partially offset by price concessions on certain products.

•
Income from operations decreased 2.7 percent as the result of lower sales and pricing concessions, partially offset by favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs.

Comparing the Interface segment's Fiscal 2016 third quarter to the same period of Fiscal 2015,

•	Net sales decreased 5.7 percent attributable to:

•	a 47.4 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt; and

•	an 8.6 percent sales decline in North America driven by lower appliance and data solutions product volumes, partially offset with higher radio remote control volume; partially offset by

•
a 22.4 percent sales increase in Europe as the result of higher radio remote control volume partially as the result of the transfer of manufacturing from the Philippines to Egypt, as well as higher data solutions volume.

•
Gross margins as a percentage of sales were constant at 23.6 percent, however decreased on a dollar basis due to lower sales and the corresponding manufacturing inefficiencies, partially offset by a favorable sales mix and decreased raw material and direct labor costs.

•
Income from operations declined 86.8 percent primarily as the result of lower sales, increased legal, intangible asset amortization, travel and other selling expenses, partially offset by a favorable sales mix and decreased raw material and direct labor costs.

Comparing the Power Products segment's Fiscal 2016 third quarter to the same period of Fiscal 2015,

•	Net sales decreased 56.7 percent attributable to:

•	a 72.9 percent sales decline in Europe due to lower bypass switch and busbar products volumes;

•	a 70.3 percent sales decrease in North America as the result of lower datacom product volumes; and

•	a 13.8 percent sales decline in Asia driven by reduced busbar and cabling products volume.

Methode Electronics, Inc. Reports Fiscal 2016 Third-Quarter Financial Results

•	Gross margins as a percentage of sales decreased to 19.5 percent from 40.2 percent due to lower sales and the corresponding manufacturing inefficiencies.

•	Income from operations decreased 87.1 percent as the result of lower sales and the corresponding manufacturing inefficiencies, partially offset by lower commission and bonus expense.

Nine Months Fiscal 2016
Methode's nine-month Fiscal 2016 net sales decreased $57.5 million, or 8.8 percent, to $596.3 million from $653.8 million in the same period of Fiscal 2015. Year over year, currency rate fluctuations decreased net sales $13.2 million.

Net income decreased $12.5 million to $62.0 million, or $1.60 per share, in the nine months of Fiscal 2016 from $74.5 million, or $1.90 per share, in the same period of Fiscal 2015.

Year over year, Fiscal 2016 nine-month net income was negatively affected by:

•	lower sales in the Automotive, Interface, Power Products and Other segments;

•	manufacturing inefficiencies, particulary in the Power Products segment;

•	increased expenses for legal and other professional fees of $5.5 million;

•	higher wages, benefit and stock award compensation expenses of $3.5 million;

•	costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment of $1.0 million;

•	increased travel and advertising expenses of $0.8 million; and

•	increased intangible asset amortization expense of $0.7 million.

Year over year, Fiscal 2016 nine-month net income benefitted from:

•	lower bonus expense of $5.9 million;

•	favorable currency impact on raw materials and labor costs in foreign operations and favorable commodity pricing of raw materials in the Automotive segment;

•	lower effective income tax rate that decreased from 24.2 percent to 23.1 percent; and

•	increased production at the Company’s lower-cost manufacturing facility in the Automotive segment.

Consolidated gross margins as a percentage of sales remained constant at 25.5 percent in the Fiscal 2016 nine months compared to the Fiscal 2015 period. However, gross profit decreased year over year primarily as a result of manufacturing inefficiencies related to decreased sales in the Interface and Power Products segments and costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment, partially offset by a favorable currency impact on raw materials and labor costs, favorable commodity pricing of raw materials and manufacturing efficiencies due to increased production at the Company’s lower-cost manufacturing facility in the Automotive segment.

Selling and administrative expenses as a percentage of sales increased to 12.4 percent in the Fiscal 2016 nine months from 10.6 percent in the same period of Fiscal 2015 due primarily to higher legal, professional services, wages, benefits, stock award compensation, travel, advertising and intangible asset amortization expenses, partially offset by lower bonus expense.

In the Fiscal 2016 nine months, income tax expense decreased $5.2 million to $18.6 million from $23.8 million in the Fiscal 2015 nine months. The Company’s effective tax rate decreased to 23.1 percent in the Fiscal 2016 nine months compared to 24.2 percent in the prior-year period.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 nine months to the same period of Fiscal 2015,

•	Net sales decreased 2.3 percent attributable to:

Methode Electronics, Inc. Reports Fiscal 2016 Third-Quarter Financial Results

•
a 9.1 percent sales decline in North America due to lower volume of the Ford center console program, which substantially completed production at the end of Fiscal 2015, as well as pricing concessions and lower transmission lead frame assembly product volume, partially offset by higher General Motors' center console program volume; partially offset by

•	a 0.6 percent sales increase in Europe primarily driven by improved tooling sales and increased hidden switch product volume, partially offset by unfavorable currency rate fluctuations; and

•
a 20.6 percent sales increase in Asia as the result of greater transmission lead-frame assembly, linear position sensor and interior lighting products volumes, partially offset by lower steering-angle sensor product volume.

•
Gross margins as a percentage of sales improved to 27.5 percent from 25.1 percent due to favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs, partially offset by price concessions on certain products.

•
Income from operations increased 7.4 percent as the result of favorable commodity pricing of raw materials and favorable currency rate on raw materials and labor costs, partially offset by lower sales, pricing concessions and higher selling and administrative expenses.

Comparing the Interface segment's Fiscal 2016 nine months to the same period of Fiscal 2015,

•	Net sales decreased 14.1 percent attributable to:

•	a 66.2 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt; and

•	a 14.4 percent sales decline in North America driven by decreased appliance and data solutions products volumes, partially offset with higher radio remote control volume; partially offset by

•
an 8.4 percent sales increase in Europe primarily as the result of higher radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt, partially offset by lower data solutions product volume.

•
Gross margins as a percentage of sales decreased to 23.8 percent from 25.8 percent due to costs associated with the transfer of manufacturing from the Philippines to Egypt and reduced sales and the corresponding manufacturing inefficiencies.

•	Income from operations declined 83.4 percent primarily as the result of lower sales, as well as increased legal, intangible asset amortization, travel and other professional fee expenses.

Comparing the Power Products segment's Fiscal 2016 nine months to the same period of Fiscal 2015,

•	Net sales decreased 38.8 percent attributable to:

•	a 49.1 percent sales decline in North America as the result of lower datacom product volume;

•	a 40.5 percent sales decrease in Europe due to lower bypass switch volume and

•	a 15.0 percent sales decline in Asia driven by reduced busbar and cabling products volumes.

•	Gross margins as a percentage of sales decreased to 18.4 percent from 33.8 percent due to lower sales and the corresponding manufacturing inefficiencies.

•	Income from operations decreased 73.7 percent as the result of lower sales and the corresponding manufacturing inefficiencies, partially offset by lower commission and bonus expenses.

Share Repurchase
During the third quarter of Fiscal 2016, the Company purchased $37.0 million, or 1,207,621 shares, of its outstanding common stock at an average purchase price of $30.63 under its board of directors-authorized $100 million repurchase plan, which terminates September 1, 2017. Approximately $40.3 million remains under the repurchase plan. The program may be suspended or terminated at any time.

Guidance
Methode reaffirmed guidance for income from operations in the range of $104 to $110 million and earnings per share in the range of $2.06 to $2.18, but revised its Fiscal 2016 sales guidance from the range

Methode Electronics, Inc. Reports Fiscal 2016 Third-Quarter Financial Results

of $805 million to $825 million to the range of $790 million to $800 million. The guidance ranges for Fiscal 2016 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	pricing concessions in the Automotive segment;

•	lower Ford sales due to a center console program going end of life;

•	lower sales in the Interface and Power Product segments;

•	an effective tax rate in the low to mid 20 percent range, and no significant changes in tax valuation allowances or enacted tax laws;

•	the sales volume and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2016;

•	increased compensation expense in the second half of fiscal 2016 related to RSA’s and RSU’s issued during the second quarter of fiscal 2016;

•	sales mix within the markets served;

•	the uncertainty of the Asian and European economies;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	the anticipated impact of, and costs associated with, litigation instituted primarily against a former Hetronic distributor in Europe;

•	no future unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Third-quarter profitability met our expectations. However, sales were lower than previously expected due to prolonged weakness in our non-automotive businesses, particularly for our products and solutions that serve the industrial, telecom and energy markets. We expect this will continue into the fourth quarter. Despite our reduced expectations for sales in Fiscal 2016, we remain confident that our operating income and earnings per share will approximate the midpoint of our guidance ranges.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through April 3, 2016, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13631249. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the

Methode Electronics, Inc. Reports Fiscal 2016 Third-Quarter Financial Results

United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) ability to withstand price pressure, including price concessions; (5) currency fluctuations; (6) timing, quality and cost of new program launches; (7) dependence on our supply chain; (8) dependence on the availability and price of raw materials; (9) customary risks related to conducting global operations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) a breach of our information technology systems; (15) ability to compete effectively; (16) ability to successfully benefit from acquisitions and divestitures; (17) ability to avoid design or manufacturing defects; (18) ability to protect our intellectual property; (19) location of a significant amount of cash outside of the U.S.; (20) ability to withstand business interruptions; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net sales	$184.6	$206.0	$596.3	$653.8

Cost of products sold	137.0	149.8	444.2	487.0

Gross profit	47.6	56.2	152.1	166.8

Selling and administrative expenses	26.1	21.5	73.7	69.1

Income from operations	21.5	34.7	78.4	97.7

Interest income, net	(0.2)	(0.2)	(0.7)	(0.4)
Other (income) / expense	(1.0)	(0.3)	(1.5)	(0.2)

Income before income taxes	22.7	35.2	80.6	98.3

Income tax expense	5.5	8.1	18.6	23.8

Net income	17.2	27.1	62.0	74.5

Less: Net income attributable to noncontrolling interest	—	—	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$17.2	$27.1	$62.0	$74.5

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.45	$0.69	$1.60	$1.93
Diluted	$0.45	$0.68	$1.60	$1.90
Cash dividends:
Common stock	$0.09	$0.09	$0.27	$0.27
Weighted average number of Common Shares outstanding:
Basic	38,159,789	38,791,210	38,662,487	38,644,413
Diluted	38,278,231	39,615,541	38,790,624	39,289,513

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	January 30, 2016	May 2, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$202.3	$168.1
Accounts receivable, net	146.6	170.4
Inventories:
Finished products	13.3	16.0
Work in process	10.2	12.2
Materials	48.9	42.7
	72.4	70.9
Deferred income taxes	15.5	15.0
Prepaid expenses and other current assets	16.9	13.9
TOTAL CURRENT ASSETS	453.7	438.3
PROPERTY, PLANT AND EQUIPMENT	316.9	309.2
Less allowances for depreciation	225.0	215.9
	91.9	93.3
GOODWILL	1.6	1.7
INTANGIBLE ASSETS, net	9.5	11.3
PRE-PRODUCTION COSTS	10.4	10.5
DEFERRED INCOME TAXES	27.1	32.1
OTHER ASSETS	18.4	18.6
	67.0	74.2
TOTAL ASSETS	$612.6	$605.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$64.3	$70.1
Other current liabilities	45.0	60.5
TOTAL CURRENT LIABILITIES	109.3	130.6
LONG-TERM DEBT	55.0	5.0
OTHER LIABILITIES	3.4	4.0
DEFERRED COMPENSATION	7.8	7.2
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,259,493 and 39,702,036 shares issued as of January 30, 2016 and May 2, 2015, respectively	19.1	19.9
Additional paid-in capital	111.5	102.2
Accumulated other comprehensive income	(23.6)	(8.3)
Treasury stock, 1,346,624 shares as of January 30, 2016 and May 2, 2015	(11.5)	(11.5)
Retained earnings	341.6	356.5
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	437.1	458.8
Noncontrolling interest	—	0.2
TOTAL EQUITY	437.1	459.0
TOTAL LIABILITIES AND EQUITY	$612.6	$605.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Nine Months Ended
	January 30, 2016	January 31, 2015
OPERATING ACTIVITIES
Net income	$62.0	$74.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	16.0	16.4
Amortization of intangibles	1.8	1.1
Amortization of stock awards and stock options	4.8	3.5
Changes in operating assets and liabilities	(0.8)	13.1
NET CASH PROVIDED BY OPERATING ACTIVITIES	83.8	108.6

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(17.2)	(12.8)
NET CASH USED IN INVESTING ACTIVITIES	(17.2)	(12.8)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(7.6)	—
Purchase of common stock	(59.8)	—
Proceeds from exercise of stock options	0.5	6.3
Excess tax benefit from equity-based compensation	4.0	—
Cash dividends	(10.2)	(10.3)
Proceeds from borrowings	63.0	—
Repayment of borrowings	(13.0)	(28.0)
NET CASH USED IN FINANCING ACTIVITIES	(23.1)	(32.0)

Effect of foreign currency exchange rate changes on cash	(9.3)	(12.4)

INCREASE IN CASH AND CASH EQUIVALENTS	34.2	51.4
Cash and cash equivalents at beginning of period	168.1	116.4
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$202.3	$167.8